STATE OF NEW YORK
                   PUBLIC SERVICE COMMISSION

                             At a Session of the Public Service
                               Commission held in the City of
                                 Albany on November 25, 1997


COMMISSIONERS PRESENT:

  John F. O'Mara, Chairman
  Maureen O. Helmer
  Thomas J. Dunleavy


CASE 96-E-0900 - In the Matter of Orange and Rockland Utilities,
                 Inc.'s Plans for Electric Rate/Restructuring
                 Pursuant to Opinion No. 96-12.



               ORDER ADOPTING TERMS OF SETTLEMENT

            (Issued and Effective November 26, 1997)


BY THE COMMISSION:
                          INTRODUCTION
          On March 25, 1997, Orange and Rockland Utilities, Inc. (O&R) filed a Settlement Agreement, pursuant to the direction of the Commission in Opinion No. 96-12.[1] Hearings to address the terms of the Settlement Agreement were conducted on May 19, 20, and 22, 1997 before Administrative Law Judge Stewart C. Boschwitz. On July 2, 1997, Judge Boschwitz issued a recommended decision which advocated that the Settlement Agreement be returned to the parties for modification.



___________________

[1]  Cases 94-E-0952 et al., In the Matter of Competitive
     Opportunities Regarding Electric Service, Order Establishing
     Procedures and Schedule (issued October 9, 1996), p. 3.

          At our Session of September 10, 1997, we addressed the recommended decision and the exceptions of the parties. We concluded that the Settlement Agreement was unacceptable primarily because (1) an auction of O&R's generating assets was not required; (2) the term of the Competitive Transition Charge
(CTC) was too long; (3) the risks and rewards associated with deregulation were allocated unfairly between O&R's shareholders and ratepayers during the term of the Settlement Agreement; and
(4) a sharing mechanism had not been developed which provided incentives for O&R to auction promptly its generating assets.
          In response to our concerns, the parties to the Settlement Agreement[2] conducted a further series of negotiations between mid-September and early November 1997.
Those negotiations resulted in the production, on November 6, 1997, of a revised Settlement Agreement (revised Agreement).[3] The revised Agreement is endorsed by the original signatories and three parties initially in opposition, namely, the Independent Power Producers of New York, Inc., ENRON Capital and Trade Resources, and Pace University School of Law - Center for Environmental Legal Studies.[4] The revised Agreement is attached as an Appendix.




____________________

[2]  O&R, staff, Department of Economic Development, Industrial
     Energy Users Association, National Association of Energy
     Services, Inc., and Joint Supporters.

[3] Denominated by the parties as the "Electric Rate and Restructuring Plan."

[4] After the revised Agreement was filed, a public statement hearing was held in New City. The principal concerns of those attending were the provisions of the revised Agreement requiring O&R to divest its generation assets at auction and prohibiting it from participating in the auction.

          The terms of the revised Agreement offer a sound regulatory framework for O&R, its competitors, and its customers in the transition to fully competitive generation and energy service markets. However, there is one aspect of the revised Agreement for which we are willing to offer an alternative. Specifically, the terms of the revised Agreement (III. C) provide that O&R will not be permitted to bid in any auction process but allows O&R to retain up to 25% of any gain that may be realized from the auction. Because (1) O&R does not possess horizontal market power, and (2) the public interest may be enhanced by giving O&R an option to bid in the auction of its plants, we offer O&R the opportunity to do so. If it so elects, we would require that the auction be conducted entirely by an independent third party to be approved by us. Also, O&R's participation in an auction would be contingent upon its renouncing timely any share of any net gain from the auction of generation assets.
This latter provision recognizes that a sharing mechanism applied on the auction of generation assets would give O&R an advantage in an auction and could reduce participation by other potential bidders. Lastly, O&R, if it elects to participate in the auction, would not be required to absorb any share of a net loss.

                   STATE ENVIRONMENTAL QUALITY
                        REVIEW ACT EVALUATION

          In conformance with the State Environmental Quality Review Act (SEQRA), we issued on May 20, 1996, a Final Generic Environmental Impact Statement (FGEIS), which evaluated the action adopted in Case 94-E-0952, supra. We also required individual utilities to file an environmental assessment of their restructuring proposals. O&R filed an Environmental Assessment Form (EAF) concerning the March 25 Settlement Agreement on
April 4, 1997.
          Subsequent to the filing of the EAF, Public Interest Intervenors (PII) filed a petition asking that a Supplemental Environmental Impact Statement be filed. In its arguments supporting the petition, PII raised several substantive issues for SEQRA consideration. In a June 19, 1997 ruling, Chief Administrative Law Judge Lynch narrowed the issues needing further consideration in the environmental assessment.
          The information provided by O&R in its EAF, the parties' comments and responses, the revised Agreement, and other information were evaluated in order to determine whether the potential impacts resulting from adopting its terms would be within the bounds and thresholds of the FGEIS adopted in 1996. The analysis considered several areas of potential impacts including the effects of rate reductions and reduced demand side management on electricity sales and air quality, and the potential environmental effects of actions to ameliorate market power in O&R's two small load pockets.
          Arguably, all of the potential impacts need not be considered given that some result from Type II exempt rate actions. Nonetheless, considering all factors, the potential environmental impacts of the revised Agreement are found to be within the bounds and thresholds evaluated in the FGEIS. Therefore, no further SEQRA action is necessary. However, as a matter of discretion, monitoring of O&R's restructuring will be implemented.

                           DISCUSSION
          Taking into account our overall responsibility to set just and reasonable rates, the company's statutory burden of proof, and our settlement guidelines, and having considered the evidence, comments, arguments, and EAF information, it is clear that the terms of the revised Agreement are reasonable and in the public interest, and provide significant improvements over the March 25 Settlement Agreement.
          The revised Agreement will produce significant customer benefits. Large industrial customers will have an opportunity to realize an average electricity price of 6 cents/kWh and rates for all other customers will be reduced in the first rate year by 1.09% and another 1% effective one year later. These rate reductions are in addition to average rate reductions of 4% over the past two years. Furthermore, the revised Agreement provides that those customers who realize the 2.1% rate decrease (or approximately 3% including the savings from gross receipts tax reform), will have first claim on any gain associated with the auction of the generation assets, until the rate reduction for these customers reaches 5%.
           The terms of the revised Agreement also provide that, consistent with Opinion No. 96-12, O&R will auction its generating assets, and realize a reduced gain if selection of a winning bidder occurs after May 1, 1999. Furthermore, the CTC has been altered and its most troublesome features eliminated. Specifically, the provision for a null band has been removed, and the term of the CTC has been truncated. In fact, if O&R's generating assets are auctioned and transferred before May 1, 1999, the CTC will not operate. If the CTC does operate, its maximum term will be 18 months rather than four years. In addition, ratepayers will no longer be responsible for 90% of the costs which comprise the CTC. Instead, 25% of the fixed production labor expense and property taxes will be exposed to the market place if a CTC becomes operative; and, if the CTC is operative for longer than 12 months, 35% of those costs would be exposed to market recovery. The overall effect of these changes is to introduce market-based rates sooner and better balance the risks between shareholders and ratepayers. Finally, the revised Agreement fairly assesses environmental concerns during the transition to a fully deregulated electric industry.
          The revised Agreement also continues the accelerated schedule for full retail access by May 1, 1999, which we consider of great consequence. Upon our approval of the revised
Agreement, all large industrial customers will be able to benefit from the PowerPick(TM) program permitting the purchase of energy from alternate suppliers. Also, O&R will file proposed unbundled rates for electric service within one month of that time.
Finally, all customers will realize an expanded choice of energy suppliers by May 1, 1998.

          The revised Agreement, besides continuing customer service and reliability performance standards, also establishes a pilot low-income customer assistance program, opens metering services to competitors by December 1, 1999, and provides for a customer outreach and education program to enable customers, particularly small commercial and residential customers, to make informed choices about electric utility service.
          Accordingly, the terms of the revised Agreement are adopted in their entirety.[5] Inasmuch as those terms are interrelated, if any term is modified, vacated, or otherwise materially affected on judicial review, we may re-examine our entire decision.
          Subsequent to the issuance of this abbreviated order, we shall issue a more comprehensive opinion and order describing the bases for our decision, and containing the final EAF. The statute of limitations for filing petitions for rehearing or clarification of our decision will be deemed to run from the date of issuance of that opinion.

The Commission orders:
          1. The terms of the revised Agreement filed in this proceeding dated November 6, 1997, are adopted in their entirety and are incorporated as part of this order.
          2. The potential environmental impacts of these terms are within the bounds and thresholds evaluated in the 1996 FGEIS, and, therefore, no further SEQRA action is necessary.

____________________

[5] Our understanding of provision V-A., and a basis upon which the revised Agreement's terms are adopted, is that O&R shall submit satisfactory evidence of a Force Majeure for the Commission's review and the Commission will make a final decision about whether a Force Majeure exists.

          3. Orange and Rockland Utilities, Inc. (O&R) is directed to file on not less than one day's notice, to become effective December 1, 1997, such tariff amendments as are necessary to effectuate the rate reductions and other rate-related matters contemplated by the revised Agreement, as adopted, as well as the requirements of Opinion No. 97-5. O&R shall serve copies of its filings upon all parties to this proceeding. Any comments on the filing to effectuate the rate reductions must be received at the Commission's offices within ten days of service of the proposed amendments. The amendments shall not become effective on a permanent basis until approved by the Commission.
          4. To the extent exceptions to the recommended decision issued in this proceeding on July 2, 1997 are not moot, or are otherwise granted, they are denied.
          5. O&R, in cooperation with staff, shall monitor the environmental impacts of electric restructuring resulting from this order.
          6. If O&R elects to participate in the auction of its generating assets, it must submit a written statement to that effect, accepting the requirements and contingencies described above, signed and acknowledged by a duly authorized officer of O&R. Such a written statement must be submitted not later than December 20, 1997 or the date on which the company files its divestiture plan, whichever is sooner.
          7.  This proceeding is continued.
                                   By the Commission,




               (SIGNED)            JOHN C. CRARY
                                     Secretary